EXHIBIT 2.1


                               PLAN OF CONVERSION
                                       OF
                               ROYAL SAVINGS BANK



                                 AUGUST 18, 2004


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                                               TABLE OF CONTENTS

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1.       Introduction............................................................................................1
2.       Definitions.............................................................................................2
3.       General Procedure for Conversion........................................................................5
4.       Total Number of Shares and Purchase Price of Conversion Stock...........................................6
5.       Subscription Rights of Eligible Account Holders.........................................................6
6.       Subscription Rights of the ESOP.........................................................................7
7.       Subscription Rights of Supplemental Eligible Account Holders............................................7
8.       Subscription Rights of Other Voting Members.............................................................7
9.       Community Offering, Syndicated Community Offering and Other Offerings...................................8
10.      Limitations on Subscriptions and Purchases of Conversion Stock..........................................9
11.      Timing of Subscription Offering, Manner of Exercising Subscription Rights and Order Forms..............10
12.      Payment for Conversion Stock...........................................................................11
13.      Account Holders in Nonqualified States or Foreign Countries............................................12
14.      Voting Rights of Stockholders..........................................................................12
15.      Liquidation Account....................................................................................12
16.      Transfer of Deposit Accounts...........................................................................13
17.      Requirements Following Conversion for Registration, Market Making and Stock Exchange Listing...........13
18.      Directors and Officers of the Savings Bank.............................................................13
19.      Requirements for Stock Purchases by Directors and Officers Following Conversion........................14
20.      Restrictions on Transfer of Stock......................................................................14
21.      Restrictions on Acquisition of Stock of the Holding Company............................................14
22.      Adoption of Capital Stock Articles and Bylaws..........................................................15
23.      Tax Rulings or Opinions................................................................................15
24.      Stock Compensation Plans...............................................................................15
25.      Dividend and Repurchase Restrictions on Stock..........................................................15
26.      Expenses of Conversion.................................................................................15
27.      Establishment and Funding of Charitable Foundation.....................................................16
28.      Effective Date.........................................................................................16
29.      Amendment or Termination of the Plan...................................................................16
30.      Interpretation.........................................................................................17
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                               PLAN OF CONVERSION
                                       OF
                               ROYAL SAVINGS BANK

1.       INTRODUCTION.

         For purposes of this section, all capitalized terms have the meanings ascribed to them in Section 2.

         On August 18, 2004, the Board of Directors of Royal Savings Bank (the "Savings Bank"), adopted this Plan of Conversion which provides for the conversion of the Savings Bank from mutual to stock form and the concurrent issuance of its capital stock to the Holding Company. This Plan provides that non-transferable subscription rights to purchase Conversion Stock will be offered first to Eligible Account Holders of record as of the Eligibility Record Date, then to the Savings Bank's ESOP, then to Supplemental Eligible Account Holders, and then to Other Voting Members. Shares of Conversion Stock remaining unsold after the Subscription Offering, if any, will be offered for sale to the public through a Community Offering and/or Syndicated Community Offering, as determined by the Board of Directors of the Savings Bank in its sole discretion. The Conversion is intended to provide a larger capital base to support the Savings Bank's lending and investment activities, possible diversification into other related financial services activities and future growth through possible acquisitions of other financial institutions. In addition, the Conversion is intended to further enhance the Savings Bank's capabilities to serve the borrowing and other financial needs of the communities it serves. The use of the Holding Company will provide greater organizational flexibility and possible diversification.

         In adopting this Plan of Conversion, the Board of Directors of the Savings Bank determined that the Conversion was advisable and in the best interests of its Members and the Savings Bank.

         The Board of Directors believes that the decline in mutuality is placing mutual savings associations, such as the Savings Bank, at a disadvantage to the increasing base of stock thrift and commercial bank institutions. The restructuring of the Savings Bank into the capital stock form of organization will enable the Savings Bank to expand the Savings Bank's franchise, compete more effectively with commercial banks and other financial institutions for new business opportunities, and as a stock institution, to increase its equity capital base and access the capital markets when needed. The use of the Holding Company, if so utilized, would also provide greater organizational and operating flexibility. Shares of capital stock of the Savings Bank will be sold to the Holding Company and the Holding Company will offer the Conversion Stock upon the terms and conditions set forth herein to the Eligible Account Holders, the Employee Plans established by the Savings Bank or Holding Company, the Supplemental Eligible Account Holders and the Other Voting Members in the respective priorities set forth in this Plan. Any shares of Conversion Stock not subscribed for by the foregoing classes of persons will be offered for sale to certain members of the public either directly by the Savings Bank and the Holding Company through a Community Offering or a Syndicated Community Offering or through an underwritten firm commitment public offering or through a combination thereof. In addition to the foregoing, the Savings Bank and the Holding Company will provide employment or severance agreements to certain management employees and certain other benefits to the directors, officers and employees of the Savings Bank as described in the Prospectus for the Conversion Stock.

         In furtherance of the Savings Bank's commitment to its community, the Plan provides for the establishment of a charitable foundation ("Foundation") as part of the Conversion. The Foundation is intended to complement the Savings Bank's existing community reinvestment activities in a manner that will allow the Savings Bank's local communities to share in the growth and profitability of the Holding Company and the Savings Bank over the long term. Consistent with the Savings Bank's goal, the Holding Company intends to donate to the Foundation cash and shares of common stock of the Holding Company in an aggregate amount of up to 5% of the number of shares of Conversion Stock issued in the Conversion.

         This Plan is subject to the approval of the Commissioner and the non-objection of the FDIC and must be adopted by a majority of the total outstanding votes of Members of the Savings Bank at a Special Meeting to be called for that purpose.

         Each holder of a Deposit Account in the Savings Bank prior to Conversion will continue to hold an account with an identical balance in the converted Savings Bank. In addition, the converted Savings Bank will succeed to
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of the rights, interests, duties, and obligations of the present Savings Bank, including all rights and interests in and to its assets and properties, whether real, personal or mixed. After Conversion, the Savings Bank will continue to be regulated by the Commissioner, as its chartering authority, and by the FDIC, which insures the Savings Bank's deposits. After Conversion, the Holding Company will be regulated by the Federal Reserve Board. In addition, the Savings Bank will continue to be a member of the Federal Home Loan Bank System and all insured savings deposits will continue to be insured by the FDIC up to the maximum provided by law.

2.       DEFINITIONS.

         As used in this Plan, the terms set forth below have the following meaning:

         2.1 ACTUAL PURCHASE PRICE means the price per share at which the Conversion Stock is ultimately sold by the Holding Company to Participants in the Subscription Offering and Persons in the Community Offering and/or Syndicated Community Offering in accordance with the terms hereof.

         2.2 AFFILIATE means a Person who, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

         2.3 ASSOCIATE when used to indicate a relationship between Persons, means (i) a corporation or organization (other than the Savings Bank, a majority-owned subsidiary of the Savings Bank or the Holding Company) of which such Person, or members of the Person's immediate family, is a director, officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, provided, however, that such terms shall not include any Tax-Qualified Employee Stock Benefit Plan or Non-Tax-Qualified Employee Stock Benefit Plan in which such Person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same legal residence as such Person or who is a director or officer of the Savings Bank or the Holding Company or any of the subsidiaries of the foregoing.

         2.4 CODE means the Internal Revenue Code of 1986, as amended.

         2.5 COMMISSIONER means the Commissioner of the Division of Banks and Real Estate of the Illinois Department of Financial and Professional Regulation.

         2.6 COMMUNITY OFFERING means the offering for sale by the Holding Company of any shares of Conversion Stock not subscribed for in the Subscription Offering to (i) natural persons residing in the Savings Bank's Local Community, and then to (ii) such other Persons within or without the State of Illinois as may be selected by the Holding Company and the Savings Bank within their sole discretion.

         2.7 CONTROL (including the terms "controlling," "controlled by," and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         2.8 CONVERSION means (i) the amendment of the Savings Bank's articles of incorporation in mutual form to authorize the issuance of shares of capital stock and otherwise to conform to the requirements of a stock savings bank incorporated under the laws of the State of Illinois and applicable regulations,
(ii) the issuance of Conversion Stock by the Holding Company as provided herein and (iii) the purchase by the Holding Company of all of the capital stock of the Savings Bank to be issued by the Savings Bank in connection with its Conversion from mutual to stock form.

         2.9 CONVERSION STOCK means the common stock of the Holding Company to be issued and sold pursuant to the Plan of Conversion, which stock cannot and will not be insured by the FDIC.

         2.10 DEPOSIT ACCOUNT means all deposits of the Savings Bank as defined in Section 7001 of the Savings Bank Act of Illinois, and includes without limitation, certificates of deposit, checking, savings, time,

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demand, negotiable orders of withdrawal (NOW), money market and passbook accounts maintained by the Savings Bank.

         2.11 DIRECTOR, OFFICER AND EMPLOYEE means the terms as applied respectively to any person who is a director, officer or employee of the Savings Bank or any subsidiary thereof.

         2.12 ELIGIBLE ACCOUNT HOLDER means any Person holding a Qualifying Deposit at the close of business on the Eligibility Record Date.

         2.13 ELIGIBILITY RECORD DATE means the date for determining Qualifying Deposits of Eligible Account Holders and is the close of business on July 31, 2003.

         2.14 ESTIMATED PRICE RANGE means the range of the estimated aggregate pro forma market value of the total number of shares of Conversion Stock to be issued in the Conversion, as determined by the Independent Appraiser in accordance with Section 4 hereof.

         2.15 FDIC means the Federal Deposit Insurance Corporation or any successor thereto.

         2.16 FEDERAL RESERVE BOARD means the Board of Governors of the Federal Reserve System.

         2.17 HOLDING COMPANY means the corporation organized to hold all of the capital stock of the Savings Bank.

         2.18 INDEPENDENT APPRAISER means the independent investment banking or financial consulting firm retained by the Savings Bank to prepare an appraisal of the estimated pro forma market value of the Conversion Stock.

         2.19 LOCAL COMMUNITY means all counties in which the Savings Bank has its home office or a branch office.

         2.20 MAXIMUM PURCHASE PRICE means the price per share to be paid initially by Participants for shares of Conversion Stock subscribed for in the Subscription Offering and by Persons for shares of Conversion Stock ordered in the Community Offering and/or Syndicated Community Offering.

         2.21 MEMBER means any Person qualifying as a member of the Savings Bank in accordance with its mutual articles of incorporation and bylaws and the laws of the State of Illinois.

         2.22 OFFICER means the chairman of the board of directors, president, vice-president, secretary, treasurer or principal financial officer, controller or principal accounting officer and any other person performing similar functions with respect to any organization whether incorporated or unincorporated.

         2.23 ORDER FORM means the form or forms provided by the Savings Bank, containing all such terms and provisions as set forth in Section 11 hereof, to a Participant or other Person by which Conversion Stock may be ordered in the Subscription Offering, the Community Offering and/or the Syndicated Community Offering.

         2.24 OTHER VOTING MEMBER means a Voting Member who is not an Eligible Account Holder or Supplemental Eligible Account Holder.

         2.25 PARTICIPANT means any Eligible Account Holder, Tax-Qualified Employee Stock Benefit Plan, Supplemental Eligible Account Holder or Other Voting Member.

         2.26 PERSON means an individual, a corporation, a limited liability company, a partnership, a limited liability partnership, an association, an institution, a joint stock company, a trust, an unincorporated organization or a government or any political subdivision thereof or any other organization.

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         2.27 PLAN AND PLAN OF CONVERSION mean this Plan of Conversion as adopted by the Board of Directors of the Savings Bank and any amendment hereto approved as provided herein.

         2.28 PROSPECTUS means the one or more documents to be used in offering the Conversion Stock in the Subscription Offering and, to the extent applicable, Community Offering and Syndicated Community Offering and for providing information to Participants and other Persons in connection with such offerings.

         2.29 QUALIFYING DEPOSIT means the aggregate balance of all Deposit Accounts in the Savings Bank of (i) an Eligible Account Holder at the close of business on the Eligibility Record Date, provided such aggregate balance is not less than $50.00 and (ii) a Supplemental Eligible Account Holder at the close of business on the Supplemental Eligibility Record Date, provided such aggregate balance is not less than $50.00.

         2.30 RESIDENT means any Person who maintains a bona fide residence within the Local Community. To the extent the person is a corporation, a partnership, an association, a joint stock company, a trust, an unincorporated organization or other business entity, the principal place of business or headquarters shall determine residency. To the extent the person is a personal benefit plan, the residence of the beneficiary shall apply with respect to this definition. In the case of all other benefit plans, the residence of the trustee shall determine residency. The Holding Company and the Savings Bank may utilize deposit or loan records or such other evidence provided to it to make a determination as to whether a person is a bona fide resident of the Local Community. In all cases, however, such determination shall be in the sole discretion of the Savings Bank.

         2.31 SAVINGS BANK means Royal Savings Bank, in its mutual or stock form, as the sense of the reference requires.

         2.32 SEC means the Securities and Exchange Commission.

         2.33 SPECIAL MEETING means the Special Meeting of Members of the Savings Bank called for the purpose of submitting this Plan to the Voting Members for their approval, including any adjournments of such meeting.

         2.34 SUBSCRIPTION OFFERING means the offering of shares of Conversion Stock through non-transferable subscription rights to Participants pursuant to this Plan of Conversion.

         2.35 SUBSCRIPTION RIGHTS means non-transferable rights to subscribe for Conversion Stock granted to Participants pursuant to the terms of this Plan.

         2.36 SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDER means any Person holding a Qualifying Deposit, as of the Supplemental Eligibility Record Date, excluding Directors and Officers and their Associates except as provided in Section 1075.1845 of the Illinois Savings Bank Act.

         2.37 SUPPLEMENTAL ELIGIBILITY RECORD DATE means the supplemental record date for determining Supplemental Eligible Account Holders. The Supplemental Eligibility Record Date shall be the last day of the calendar quarter preceding the Commissioner's approval of the application for Conversion submitted by the Savings Bank pursuant to this Plan of Conversion.

         2.38 SYNDICATED COMMUNITY OFFERING means the offering for sale by a syndicate of broker-dealers to the general public of shares of Conversion Stock not purchased in the Subscription Offering and the Community Offering.

         2.39 TAX-QUALIFIED EMPLOYEE STOCK BENEFIT PLAN means any defined benefit plan or defined contribution plan, including the Employee Stock Ownership Plan ("ESOP") established by the Holding Company and the Savings Bank in connection with the Conversion, or any stock bonus plan, profit-sharing plan or other plan, which is established for the benefit of the employees of the Holding Company and the Savings Bank and which, with its related trust, meets the requirements to be "qualified" under Section 401 of the Code as from time to time in

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effect. A "Non-Tax-Qualified Employee Stock Benefit Plan" is any defined benefit plan or defined contribution benefit plan which is not so qualified.

         2.40 VOTING MEMBER means a Person who at the close of business on the Voting Record Date is entitled to vote as a member of the Savings Bank in accordance with its mutual articles of incorporation and bylaws and the laws of the State of Illinois.

         2.41 VOTING RECORD DATE means the date for determining the eligibility of Members to vote at the Special Meeting.

3.       GENERAL PROCEDURE FOR CONVERSION.

         (a) An Application for Conversion, including the Plan, will be submitted, together with all requisite material, to the Commissioner for approval and the FDIC for its non-objection. The Savings Bank also will cause notice of the adoption of the Plan by the Board of Directors of the Savings Bank to be given by publication in a newspaper having general circulation in each community in which an office of the Savings Bank is located and/or by mailing a letter to each of its Members; and will cause copies of the Plan to be made available at each office of the Savings Bank for inspection by Members. After receipt of notice from the Commissioner to do so, the Savings Bank will post the notice of the filing of its Application for Conversion in each of its offices and will again cause to be published, in accordance with the requirements of applicable regulations of the Commissioner, a notice of the filing with the Commissioner and the FDIC of an application to convert from mutual to stock form.

         (b) Promptly following approval of the Savings Bank's Application for Conversion by the Commissioner and the receipt of notice of non-objection from the FDIC, this Plan will be submitted to the Members for their consideration and approval at the Special Meeting. The Savings Bank shall mail to all Members as of the Voting Record Date, at their last known address appearing on the records of the Savings Bank, a form of proxy together with, at the Savings Bank's option, a proxy statement in either long or summary form describing the Plan which will be submitted to a vote of the Voting Members at the Special Meeting. If the Savings Bank provides a summary form proxy statement, the Savings Bank shall also mail to all Eligible Account Holders and Supplemental Eligible Account Holders who are not Members of the Savings Bank as of the Voting Record Date a letter informing them of their right to receive a Prospectus and Order Form for the purchase of Conversion Stock. Participants will be given the opportunity to request a Prospectus and Order Form and other materials relating to the Conversion by returning a postage prepaid card which will be distributed with the proxy statement or letter. The Savings Bank may not use previously executed general proxies from its Members to approve the Plan. If the Plan is approved by the affirmative vote of a majority of the total outstanding votes of Voting Members at the Special Meeting, the Savings Bank shall take all other necessary organizational steps pursuant to applicable laws and regulations to amend its articles and bylaws to authorize the issuance of its capital stock to the Holding Company at the time the Conversion of the Savings Bank to stock form is consummated.

         (c) As soon as practicable after the adoption of the Plan by the Board of Directors of the Savings Bank, the Savings Bank shall cause the Holding Company to be incorporated and the Board of Directors of the Holding Company shall adopt the Plan by at least a two-thirds vote. The Holding Company shall submit or cause to be submitted to the Commissioner and to the Federal Reserve Board an application for approval of the acquisition of the Savings Bank and a registration statement to the SEC to register the Conversion Stock under the Securities Act of 1933, as amended, and shall further register the Conversion Stock under any applicable state securities laws. Upon registration and after the receipt of all required regulatory approvals, the Conversion Stock shall be first offered for sale in a Subscription Offering to Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders and Other Voting Members. It is anticipated that any shares of Conversion Stock remaining unsold after the Subscription Offering will be sold through a Community Offering and/or a Syndicated Community Offering. The purchase price per share for the Conversion Stock shall be a uniform price determined in accordance with Section 4 hereof. The Holding Company shall purchase all of the capital stock of the Savings Bank with an amount of the net proceeds received by the Holding Company from the sale of Conversion Stock as shall be determined by the Boards of Directors of the Holding Company and the Savings Bank and as shall be approved by the Commissioner and not objected to by the FDIC.

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         (d) The Holding Company and the Savings Bank may retain and pay for the services of financial and other advisors and investment bankers to assist in connection with any or all aspects of the Conversion, including in connection with the Subscription Offering, Community Offering and/or any Syndicated Community Offering, the payment of fees to brokers and investment bankers for assisting Persons in completing and/or submitting Order Forms. All fees, expenses, retainers and similar items shall be reasonable.

4.       TOTAL NUMBER OF SHARES AND PURCHASE PRICE OF CONVERSION STOCK.

         (a) The aggregate price at which all shares of Conversion Stock shall be sold shall be based on a pro forma valuation of the aggregate market value of the Conversion Stock prepared by the Independent Appraiser. The valuation shall be based on financial information relating to the Holding Company and the Savings Bank, economic and financial conditions, a comparison of the Holding Company and the Savings Bank with selected publicly held financial institutions and holding companies and with comparable financial institutions and holding companies and such other factors as the Independent Appraiser may deem to be important. The valuation shall be stated in terms of an Estimated Price Range, the maximum of which shall be no more than 15% above the average of the minimum and maximum of such price range and the minimum of which shall be no more than 15% below such average. The valuation shall be updated during the Conversion as market and financial conditions warrant and as may be required by the Commissioner or the FDIC.

         (b) Based upon the independent valuation, the Boards of Directors of the Holding Company and the Savings Bank shall fix the Maximum Purchase Price and the number of shares of Conversion Stock to be offered in the Subscription Offering, Community Offering and/or Syndicated Community Offering. The Actual Purchase Price and the total number of shares of Conversion Stock to be issued in the Subscription Offering, Community Offering and/or Syndicated Community Offering shall be determined by the Boards of Directors of the Holding Company and the Savings Bank in consultation with the Independent Appraiser and any financial adviser or investment banker retained by the Savings Bank in connection with such offerings.

         (c) Subject to the approval of the Commissioner and non-objection of the FDIC, the Estimated Price Range may be increased or decreased to reflect market and economic conditions prior to completion of the Conversion, and under such circumstances the Holding Company may increase or decrease the total number of shares of Conversion Stock to be issued in the Conversion to reflect any such change. Notwithstanding anything to the contrary contained in this Plan and subject to any required approval of the Commissioner and non-objection of the FDIC, no resolicitation of subscribers shall be required and subscribers shall not be permitted to modify or cancel their subscriptions unless the gross proceeds from the sale of the Conversion Stock issued in the Conversion are less than the minimum or more than 15% above the maximum of the Estimated Price Range set forth in the Prospectus. In the event of an increase in the total number of shares offered in the Conversion due to an increase in the Estimated Price Range, the priority of share allocation shall be as set forth in this Plan.

5.       SUBSCRIPTION RIGHTS OF ELIGIBLE ACCOUNT HOLDERS.

         (a) Subject to the limitations of Section 10 hereof, each Eligible Account Holder shall receive, without payment, non-transferable Subscription Rights to purchase up to the greater of (i) $150,000 of Conversion Stock (or such maximum purchase limitation as may be established for the Community Offering and/or Syndicated Community Offering), (ii) one-tenth of 1% of the total offering of shares in the Subscription Offering or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Conversion Stock offered in the Subscription Offering by a fraction, of which the numerator is the amount of the Qualifying Deposits of the Eligible Account Holder and the denominator is the total amount of all Qualifying Deposits of all Eligible Account Holders. The allocation of Subscription Rights to purchase shares of Conversion Stock pursuant to this
Section 5(a) shall not result in the Directors in the aggregate receiving aggregate subscriptions equal to more than 20% of the total number of shares of Conversion Stock sold in the Conversion.

         (b) In the event of an oversubscription for shares of Conversion Stock pursuant to Section 5(a), shares shall be allocated among subscribing Eligible Account Holders, so as to permit each such Eligible Account Holder, to the extent possible, to purchase a number of shares which will make his or her total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Any available shares remaining after each such subscribing Eligible Account Holder has been allocated the lesser of the number of shares subscribed

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for or 100 shares shall be allocated among the subscribing Eligible Account
Holders in the proportion which the Qualifying Deposit of each such subscribing Eligible Account Holder bears to the total Qualifying Deposits of all such subscribing Eligible Account Holders, provided that no fractional shares shall be issued. Unless waived by the Commissioner, Subscription Rights of Eligible Account Holders who are also Directors or Officers of the Savings Bank and their Associates shall be subordinated to those of other Eligible Account Holders to the extent that they are attributable to increased deposits during the one year period preceding the Eligibility Record Date.

6.       SUBSCRIPTION RIGHTS OF THE ESOP.

         (a) The ESOP shall receive, without payment, non-transferable Subscription Rights to purchase in the aggregate up to 8% of the Conversion Stock, including shares of Conversion Stock to be issued in the Conversion as a result of an increase in the Estimated Price Range after commencement of the Subscription Offering and prior to completion of the Conversion. The subscription rights granted to the ESOP shall be subject to the availability of shares of Conversion Stock after taking into account the shares of Conversion Stock purchased by Eligible Account Holders. Consistent with applicable laws and regulations, the ESOP may use funds contributed by the Holding Company or the Savings Bank and/or borrowed from an independent financial institution to exercise such Subscription Rights, and the Holding Company and the Savings Bank may make scheduled discretionary contributions thereto, provided that such contributions do not cause the Holding Company or the Savings Bank to fail to meet any applicable capital maintenance requirements.

7.       SUBSCRIPTION RIGHTS OF SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS.

         (a) Subject to the limitation of Section 10 hereof, each Supplemental Eligible Account Holder shall receive, without payment, non-transferable Subscription Rights to purchase up to the greater of (i) $150,000 of Conversion Stock (or such maximum purchase limitation as may be established for the Community Offering and/or Syndicated Community Offering), (ii) one-tenth of 1% of the total offering of shares in the Subscription Offering or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Conversion Stock offered in the Subscription Offering by a fraction, of which the numerator is the amount of the Qualifying Deposits of the Supplemental Eligible Account Holder and the denominator is the total amount of all Qualifying Deposits of all Supplemental Eligible Account Holders, subject to the availability of shares of Common Stock for purchase after taking into account the shares of Conversion Stock purchased by Eligible Account Holders and the ESOP through the exercise of Subscription Rights under Section 5 and 6 hereof.

         (b) In the event of an oversubscription for shares of Conversion Stock pursuant to Section 7(a), available shares shall be allocated among subscribing Supplemental Eligible Account Holders, so as to permit each such Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation (including the number of shares, if any, allocated in accordance with Section 5(a)) equal to the lesser of the number of shares subscribed for or 100 shares. Any remaining available shares shall be allocated among such subscribing Supplemental Eligible Account Holders in the proportion that the amount of their respective Qualifying Deposits bears to the total amount of the Qualifying Deposits of all subscribing Supplemental Eligible Account Holders, provided that no fractional shares shall be issued.

8.       SUBSCRIPTION RIGHTS OF OTHER VOTING MEMBERS.

         (a) Subject to the limitation of Section 10 hereof, each Other Voting Member shall receive, without payment, non-transferable Subscription Rights to purchase up to the greater of (i) $150,000 of Conversion Stock (or such maximum purchase limitation as may be established for the Community Offering and/or Syndicated Community Offering) and (ii) one-tenth of 1% of the total offering of shares in the Subscription Offering, in each case if and only to the extent that shares of Conversion Stock are available for purchase after taking into account the shares of Conversion Stock purchased by Eligible Account Holders, the ESOP and Supplemental Eligible Account Holders through the exercise of Subscription Rights under Sections 5, 6 and 7 hereof.

         (b) If, pursuant to this Section 8, Other Voting Members subscribe for a number of shares of Conversion Stock in excess of the total number of shares of Conversion Stock remaining, available shares shall be

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allocated among subscribing Other Voting Members on a pro rata basis in the same proportion as each Other Voting Member's subscription bears to the total subscriptions of all subscribing Other Members.

9.       COMMUNITY OFFERING, SYNDICATED COMMUNITY OFFERING AND OTHER OFFERINGS.

         (a) If less than the total number of shares of the Conversion Stock are sold in the Subscription Offering, it is anticipated that all remaining shares of Conversion Stock shall, if practicable, be sold directly by the Holding Company and the Savings Bank in a Community Offering and/or a Syndicated Community Offering. Subject to the requirements set forth herein, Conversion Stock sold in the Community Offering and/or the Syndicated Community Offering shall achieve the widest possible distribution of such stock.

         (b) In the event that the Holding Company and the Savings Bank elect to conduct a Community Offering, all shares of Conversion Stock which are not subscribed for in the Subscription Offering shall be offered for sale by the Holding Company and the Savings Bank by means of a direct community marketing program, which may provide for the use of brokers, dealers or investment banking firms experienced in the sale of financial institution securities. Any available shares not subscribed for in the Subscription Offering will be available for purchase by members of the general public to whom a Prospectus is delivered by the Holding Company or on its behalf, with preference given to natural persons who are Residents of the Local Community ("Preferred Subscribers"). A Prospectus and Order Form shall be furnished to such Persons as the Holding Company and the Savings Bank may select in connection with the Community Offering and each order for Conversion Stock in the Community Offering shall be subject to the absolute right of the Holding Company and the Savings Bank to accept or reject any such order in whole or in part either at the time of receipt of an order or as soon as practicable following completion of the Community Offering. Available shares will be allocated first to each Preferred Subscriber whose order is accepted by the Holding Company, in an amount equal to the lesser of 100 shares or the number of shares subscribed for by each such Preferred Subscriber, if possible. Thereafter, unallocated shares shall be allocated among the Preferred Subscribers whose subscriptions remain unsatisfied in the same proportion that the unfilled subscription of each bears to the total unfilled subscriptions of all Preferred Subscribers whose subscriptions remain unsatisfied. If there are any shares remaining after all subscriptions by Preferred Subscribers, any remaining shares shall be allocated to other members of the general public who purchase in the Community Offering applying the same allocation described above for Preferred Subscribers. Subject to the limitations of Section 10 hereof, the amount of Conversion Stock that any Person may purchase in the Community Offering shall not exceed (i) $150,000 or (ii) one-tenth of 1% of the total offering of shares in the Subscription Offering and the amount of Conversion Stock that any person together with any Associate thereof or group of Persons acting in concert may purchase in the Community Offering shall not exceed the greater of (i) $200,000 or (ii) one-tenth of 1% of the total offering of shares in the Subscription Offering, provided, however, that this amount may be increased to 5% of the total offering of shares in the Subscription Offering subject to any required regulatory approval but without the further approval of Members; provided, further, that orders for Conversion Stock in the Community Offering shall first be filled to 2% of the Conversion Stock and thereafter remaining shares shall be allocated on an equal number of shares basis per order until all orders have been filled. The Holding Company and the Savings Bank may commence the Community Offering concurrently with, at any time during, or as soon as practicable after the end of, the Subscription Offering, and the Community Offering must be completed within 45 days after the completion of the Subscription Offering, unless extended by the Holding Company and the Savings Bank with any required regulatory approval.

         (c) Subject to such terms, conditions and procedures as may be determined by the Holding Company and the Savings Bank, all shares of Conversion Stock not subscribed for in the Subscription Offering or ordered in the Community Offering may be sold by a syndicate of broker-dealers to the general public in a Syndicated Community Offering. Each order for Conversion Stock in the Syndicated Community Offering shall be subject to the absolute right of the Holding Company and the Savings Bank to accept or reject any such order in whole or in part either at the time of receipt of an order or as soon as practicable after completion of the Syndicated Community Offering. Subject to the limitation of Section 10 hereof, the amount of Conversion Stock that (i) any Person may purchase in the Syndicated Community Offering shall not exceed $150,000, and
(ii) the amount of Conversion Stock that any Person together with any Associate thereof or group of Persons acting in concert may purchase in the Syndicated Community Offering shall not exceed $200,000; provided, however, that this amount may be increased to 5% of the total offering of shares in the Subscription Offering subject to any required regulatory approval but without the further approval of Members. The Holding Company and the Savings Bank may commence the Syndicated Community Offering concurrently with, at any time during, or as soon as practicable after the end of the Subscription Offering and/or Community Offering, and the Syndicated Community Offering must be completed within 45 days after the completion of the Subscription Offering, unless extended by the Holding Company and the Savings Bank with any required regulatory approval.

         (d) If for any reason a Syndicated Community Offering of shares of Conversion Stock not sold in the Subscription Offering and the Community Offering cannot be effected, or in the event that any insignificant residue of shares of Conversion Stock is not sold in the Subscription Offering, Community Offering or Syndicated Community Offering, the Holding Company and the Savings Bank shall use their best efforts to obtain other purchasers for such shares in such manner and upon such conditions as may be satisfactory to the Commissioner.

10.      LIMITATIONS ON SUBSCRIPTIONS AND PURCHASES OF CONVERSION STOCK.

         (a) The maximum number of shares of Conversion Stock which may be purchased in the Conversion by all Tax-Qualified Employee Stock Benefit Plans shall not exceed 8% of the total number of shares of Conversion Stock sold in the Conversion, including any shares which may be issued in the event of an increase in the maximum of the Estimated Price Range to reflect changes in market and economic conditions after commencement of the Subscription Offering and prior to the completion of the Conversion. The purchase limitations set forth herein shall neither apply to the common stock of the Holding Company contributed to the Foundation in accordance with this Plan nor shall such shares be deemed Conversion Stock for this purpose.

         (b) Except in the case of Tax-Qualified Employee Stock Benefit Plans as set forth in Section 10(a) hereof, and in addition to the other restrictions and limitations set forth herein, the maximum amount of Conversion Stock which (i) any Person (or persons exercising Subscription Rights through a single account) may subscribe for or purchase is $150,000 and (ii) any Person or group of Persons acting in concert, together with any Associate may, directly or indirectly, subscribe for or purchase in the Conversion (including without limitation the Subscription Offering, Community Offering and/or Syndicated Community Offering) is $200,000 exclusive of any increase in the Estimated Price Range to reflect changes in market and economic conditions after commencement of the Subscription Offering and prior to completion of the Conversion.

         (c) The number of shares of Conversion Stock which Directors and Officers and their Associates may purchase in the aggregate in the Conversion shall not exceed 34% of the total number of shares of Conversion Stock sold in the Conversion.

         (d) No Person may purchase fewer than 25 shares of Conversion Stock in the Conversion, to the extent such shares are available; provided, however, that if the Actual Purchase Price is greater than $20.00 per share, such minimum number of shares shall be adjusted so that the aggregate Actual Purchase Price for such minimum shares will not exceed $500.00.

         (e) For purposes of the foregoing limitations and the determination of Subscription Rights, (i) Directors and Officers shall not be deemed to be Associates or a group acting in concert solely as a result of their capacities as such, (ii) shares purchased by Tax-Qualified Employee Stock Benefit Plans shall not be attributable to the individual trustees or beneficiaries of any such plan for purposes of determining compliance with the limitations set forth in Section 10(b) hereof, and (iii) shares purchased by Tax-Qualified Employee Stock Benefit Plans shall not be attributable to the individual trustees or beneficiaries of any such plan for purposes of determining compliance with the limitation set forth in Section 10(c) hereof.

         (f) Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the Members of the Savings Bank, the Holding Company may increase any of the individual or aggregate purchase limitations set forth herein to a percentage which does not exceed 5% of the total offering of shares in the Subscription Offering whether prior to, during or after the Subscription Offering, Community Offering and/or Syndicated Community Offering. In the event that an individual purchase limitation is increased after commencement of the Subscription Offering or any other offering, the Holding Company and the Savings Bank shall permit any Person who subscribed for the maximum number of shares of Conversion Stock to purchase an additional number of shares such that such Person shall be permitted to subscribe for the then maximum number of shares permitted to be subscribed for by such Person, subject to the rights and preferences of any Person who has priority Subscription Rights. In the event that an individual purchase limitation is decreased after commencement of the Subscription Offering or any other offering, the orders of any Person who subscribed for the maximum number of shares of Conversion Stock shall be decreased by the minimum amount necessary so that such Person shall be in compliance with the then maximum number of shares permitted to be subscribed for by such Person.

         (g) The Holding Company and the Savings Bank shall have the right to take all such action as they may, in their sole discretion, deem necessary, appropriate or advisable in order to monitor and enforce the terms, conditions, limitations and restrictions contained in this Section 10 and elsewhere in this Plan and the terms, conditions and representations contained in the Order Form, including, but not limited to, the absolute right (subject only to any necessary regulatory approvals or concurrence) to reject, limit or revoke acceptance of any subscription or order and to delay, terminate or refuse to consummate any sale of Conversion Stock which they believe might violate, or is designed to, or is any part of a plan to, evade or circumvent such terms, conditions, limitations, restrictions and representations. Any such action shall be final, conclusive and binding on all persons and the Holding Company and the Savings Bank and their respective Boards shall be free from any liability to any Person on account of any such action.

11. TIMING OF SUBSCRIPTION OFFERING, MANNER OF EXERCISING SUBSCRIPTION RIGHTS AND ORDER FORMS.

         (a) The Subscription Offering may be commenced concurrently with or at any time after the mailing to Voting Members of the proxy statement to be used in connection with the Special Meeting. The Subscription Offering may be closed before the Special Meeting, provided that the offer and sale of the Conversion Stock shall be conditioned upon the approval of the Plan by Voting Members at the Special Meeting.

         (b) The exact timing of the commencement of the Subscription Offering shall be determined by the Holding Company and the Savings Bank in consultation with the Independent Appraiser and any financial or advisory or investment banking firm retained by them in connection with the Conversion. The Holding Company and the Savings Bank may consider a number of factors, including, but not limited to, their current and projected future earnings, local and national economic conditions and the prevailing market for stocks in general and stocks of financial institutions in particular. The Holding Company and the Savings Bank shall have the right to withdraw, terminate, suspend, delay, revoke or modify any such Subscription Offering, at any time and from time to time, as it in its sole discretion may determine, without liability to any Person, subject to compliance with applicable securities laws and any necessary regulatory approval or concurrence.

         (c) The Holding Company and the Savings Bank shall, promptly after the SEC has declared the Prospectus effective and all required regulatory approvals have been obtained, distribute or make available the Prospectus, together with Order Forms for the purchase of Conversion Stock, to all Participants for the purpose of enabling them to exercise their respective Subscription Rights. The Holding Company and the Savings Bank may elect to mail a Prospectus and Order Form only to those Participants who request such materials by returning a postage-paid card to the Holding Company and the Savings Bank by a date specified in the letter informing them of their Subscription Rights. Under such circumstances, the Subscription Offering shall not be closed until the expiration of 30 days after the mailing by the Holding Company and the Savings Bank of the postage-paid card to Participants.

         (d) A single Order Form for all Deposit Accounts maintained with the Savings Bank by an Eligible Account Holder and a Supplemental Eligible Account Holder may be furnished irrespective of the number of Deposit Accounts maintained with the Savings Bank on the Eligibility Record Date and Supplemental Eligibility Record Date, respectively. No person holding a Subscription Right may exceed any otherwise applicable purchase limitation by submitting multiple orders for Conversion Stock. Multiple orders are subject to adjustment, as appropriate, on a pro rata basis and deposit balances will be divided equally among such orders in allocating shares in the event of an oversubscription.

                  (e) The recipient of an Order Form shall have no less than 20 days and no more than 45 days from the date of mailing of the Order Form (with the exact termination date to be set forth on the Order Form) to properly complete and execute the Order Form and deliver it to the Savings Bank. The Holding Company and the Savings Bank may extend such period by such amount of time as they determine is appropriate. Failure of any Participant to deliver a properly executed Order Form to the Savings Bank, along with payment (or authorization for payment by withdrawal) for the shares of Conversion Stock subscribed for, within the time limits prescribed, shall be deemed a waiver and release by such person of any rights to subscribe for shares of Conversion Stock. Each Participant shall be required to confirm to the Holding Company and the Savings Bank by executing an Order Form that such Person has fully complied with all of the terms, conditions, limitations and restrictions in the Plan.

         (f) The Holding Company and the Savings Bank shall have the absolute right, in their sole discretion and without liability to any Participant or other Person, to reject any Order Form, including, but not limited to, any Order Form (i) that is improperly completed or executed; (ii) that is not timely received; (iii) that is not accompanied by the proper payment (or authorization of withdrawal for payment) or, in the case of institutional investors in the Community Offering, not accompanied by an irrevocable order together with a legally binding commitment to pay the full amount of the purchase price prior to 48 hours before the completion of the Conversion; (iv) submitted by a Person whose representations the Holding Company and the Savings Bank believe to be false or who they otherwise believe, either alone, or acting in concert with others, is violating, evading or circumventing, or intends to violate, evade or circumvent, the terms and conditions of the Plan. Furthermore, in the event Order Forms (i) are not delivered and are returned to the Savings Bank by the United States Postal Service or the Bank is unable to locate the addressee, or
(ii) are not mailed pursuant to a "no mail" order placed in effect by the account holder, the Subscription Rights of the person to which such rights have been granted will lapse as though such person failed to return the contemplated Order Form within the time period specified thereon. The Holding Company and the Savings Bank may, but will not be required to, waive any irregularity on any Order Form or may require the submission of corrected Order Forms or the remittance of full payment for shares of Conversion Stock by such date as they may specify. The interpretation of the Holding Company and the Savings Bank of the terms and conditions of the Order Forms shall be final and conclusive.

12.      PAYMENT FOR CONVERSION STOCK.

         (a) Payment for shares of Conversion Stock subscribed for by Participants in the Subscription Offering and payment for shares of Conversion Stock ordered by Persons in the Community Offering shall be equal to the Maximum Purchase Price per share multiplied by the number of shares which are being subscribed for or ordered, respectively. Such payment may be made in cash, if delivered in person, or by check or money order at the time the Order Form is delivered to the Savings Bank. The Savings Bank shall not accept payment for shares of Conversion Stock by wire transfer. In addition, the Holding Company and the Savings Bank may elect to provide Participants and/or other Persons who have a Deposit Account with the Savings Bank the opportunity to pay for shares of Conversion Stock by authorizing the Savings Bank to withdraw from such Deposit Account an amount equal to the aggregate Maximum Purchase Price of such shares. If the Actual Purchase Price is less than the Maximum Purchase Price, the Savings Bank shall refund the difference to all Participants and other Persons, unless the Holding Company and the Savings Bank choose to provide Participants and other Persons the opportunity on the Order Form to elect to have such difference applied to the purchase of additional whole shares of Conversion Stock.

         (b) Consistent with applicable laws and regulations and policies and practices of the Commissioner, payment for shares of Conversion Stock subscribed for by Tax-Qualified Employee Stock Benefit Plans may be made with funds contributed by the Holding Company and/or funds obtained pursuant to a loan from an unrelated financial institution pursuant to a loan commitment which is in force from the time that any such plan submits an Order Form until the closing of the transactions contemplated hereby.

         (c) If a Participant or other Person authorizes the Savings Bank to withdraw the amount of the Maximum Purchase Price from his or her Deposit Account, the Savings Bank shall have the right to make such withdrawal or to freeze funds equal to the aggregate Maximum Purchase Price upon receipt of the Order Form. Notwithstanding any regulatory provisions regarding penalties for early withdrawals from certificate accounts, the Savings Bank may allow payment by means of withdrawal from certificate accounts without the assessment of such penalties. In the case of an early withdrawal of only a portion of such account, the certificate evidencing such account shall be cancelled if any applicable minimum balance requirement ceases to be met. In such case, the remaining balance will be placed in a regular savings account. However, where any applicable minimum balance is maintained in such certificate account, the rate of return on the balance of the certificate account shall remain the same as prior to such early withdrawal. This waiver of the early withdrawal penalty applies only to withdrawals made in connection with the purchase of Conversion Stock and is entirely within the discretion of the Holding Company and the Savings Bank.

         (d) The Savings Bank shall pay interest, at not less than the passbook rate, for all amounts paid in cash, by check or money order to purchase shares of Conversion Stock in the Subscription Offering and the Community Offering from the date payment is received until the date the Conversion is completed or terminated.

         (e) The Savings Bank shall not knowingly lend funds or otherwise extend credit to any Participant or other Person to purchase Conversion Stock.

         (f) Each share of Conversion Stock shall be non-assessable upon payment in full of the Actual Purchase Price.

13.      ACCOUNT HOLDERS IN NONQUALIFIED STATES OR FOREIGN COUNTRIES.

         The Holding Company and the Savings Bank shall make reasonable efforts to comply with the securities laws of all jurisdictions in the United States in which Participants reside. However, no Participant will be offered or receive any Conversion Stock under the Plan if such Participant resides in a foreign country or in a jurisdiction of the United States with respect to which all of the following apply: (a) there are few Participants otherwise eligible to subscribe for shares under this Plan who reside in such jurisdiction; (b) the granting of Subscription Rights or the offer or sale of shares of Conversion Stock to such Participants would require the Holding Company or the Savings Bank or their respective Directors and Officers, under the laws of such jurisdiction, to register as a broker-dealer, salesman or selling agent or to register or otherwise qualify the Conversion Stock for sale in such jurisdiction, or the Holding Company or the Savings Bank would be required to qualify as a foreign corporation or file a consent to service of process in such jurisdiction; and
(c) such registration or qualification in the judgment of the Holding Company and the Savings Bank would be impracticable or unduly burdensome for reasons of cost or otherwise.

14.      VOTING RIGHTS OF STOCKHOLDERS.

         Following Conversion, voting rights with respect to the Savings Bank shall be held and exercised exclusively by the Holding Company as holder of the Savings Bank's voting capital stock and voting rights with respect to the Holding Company shall be held and exercised exclusively by the holders of the Holding Company's voting capital stock. No Person shall have any rights as a stockholder of the Holding Company unless and until the Conversion Stock has been issued to such Person.

15.      LIQUIDATION ACCOUNT.

         (a) At the time of Conversion, the Savings Bank shall establish a liquidation account in an amount equal to the Savings Bank's net worth as reflected in its latest statement of financial condition contained in the final prospectus utilized in the Conversion. The function of the liquidation account will be to preserve the rights of certain holders of Deposit Accounts in the Savings Bank who maintain such accounts in the Savings Bank following Conversion to a priority as to distributions in the event of liquidation of the Savings Bank subsequent to Conversion.

         (b) The liquidation account shall be maintained for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who maintain their Deposit Accounts in the Savings Bank after Conversion. Each such account holder will, with respect to each Deposit Account held, have a related inchoate interest in a portion of the liquidation account balance, which interest will be referred to in this Section 15 as the "subaccount balance."

         (c) In the event of a complete liquidation of the Savings Bank subsequent to Conversion (and only in such event), each Eligible Account Holder and Supplemental Eligible Account Holder shall be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current subaccount balances for Deposit Accounts then held (adjusted as described below) before any liquidation distribution may be made with respect to the capital stock of the Savings Bank. No merger, consolidation, sale of bulk assets or similar combination transaction with another FDIC-insured institution in which the Savings Bank is not the surviving entity shall be considered a complete liquidation for this purpose. In any such transaction, the liquidation account shall be assumed by the surviving entity.

         (d) The initial subaccount balance for a Deposit Account held by an Eligible Account Holder and Supplemental Eligible Account Holder, if any, shall be determined by multiplying the opening balance in the liquidation account by a fraction, of which the numerator is the amount of the Qualifying Deposits of such account holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders and Supplemental Eligible Account Holders. For Deposit Accounts in existence at both the Eligibility Record Date and the Supplemental Eligibility Record Date, separate initial subaccount balances shall be determined on the basis of the Qualifying Deposits in such Deposit Accounts on each such record date. Initial subaccount balances shall not be increased, and shall be subject to downward adjustment as provided below.

         (e) If the deposit balance in any Deposit Account of any Eligible Account Holder or Supplemental Eligible Account Holder at the close of business on any annual closing date subsequent to the Eligibility Record Date or the Supplemental Eligibility Record Date is less than the lesser of (a) the deposit balance in such Deposit Account at the close of business on any other annual closing date subsequent to such record dates or (b) the deposit balance in such Deposit Account as of the Eligibility Record Date or the Supplemental Eligibility Record Date, the subaccount balance for such Deposit Account shall be adjusted by reducing such subaccount balance in an amount proportionate to the reduction in such deposit balance. In the event of such a downward adjustment, the subaccount balance shall not be subsequently increased, notwithstanding any increase in the deposit balance of the related Deposit Account. If any such Deposit Account is closed, the related subaccount balance shall be reduced to zero.

         (f) Subsequent to Conversion, the Savings Bank may not pay cash dividends generally on deposit accounts and/or capital stock of the Savings Bank, or repurchase any of the capital stock of the Savings Bank, if such dividend or repurchase would reduce the Savings Bank's regulatory capital below the amount required for its liquidation account; otherwise, the existence of the liquidation account shall not operate to restrict the use or application of any of the net worth accounts of the Savings Bank.

         (g) For purposes of this Section 15, a Deposit Account includes a predecessor or successor account which is held only by an account holder with the same social security number.

16.      TRANSFER OF DEPOSIT ACCOUNTS.

         Each Deposit Account in the Savings Bank at the time of the consummation of the Conversion shall become, without further action by the holder, a Deposit Account in the Savings Bank equivalent in withdrawable amount to the withdrawal value, and subject to the same terms and conditions (except as to voting and liquidation rights) as such Deposit Account in the Savings Bank immediately preceding consummation of the Conversion. Holders of Deposit Accounts in the Savings Bank shall not, as such holders, have any voting rights.

17. REQUIREMENTS FOLLOWING CONVERSION FOR REGISTRATION, MARKET MAKING AND STOCK EXCHANGE LISTING.

         In connection with the Conversion, the Holding Company shall register its common stock pursuant to the Securities Exchange Act of 1934, as amended, and shall not deregister such stock for a period of three years thereafter. The Holding Company also shall use its best efforts to (i) encourage and assist a market maker to establish and maintain a market for its common stock; and (ii) list its common stock on a national or regional securities exchange or to have quotations for its common stock disseminated on the National Association of Securities Dealers Automated Quotation System.

18.      DIRECTORS AND OFFICERS OF THE SAVINGS BANK.

         Each person serving as a Director or Officer of the Savings Bank at the time of the Conversion shall continue to serve as a Director or Officer of the Savings Bank for the balance of the term for which the person was elected prior to the Conversion, and in the case of a Director, until a successor is elected and qualified.

19. REQUIREMENTS FOR STOCK PURCHASES BY DIRECTORS AND OFFICERS FOLLOWING CONVERSION.

         For a period of three years following the Conversion, the Directors and Officers of the Holding Company and the Savings Bank and their Associates may not purchase, without the prior written approval of the Commissioner, the common stock of the Holding Company except from a broker-dealer registered with the Commissioner and the Securities and Exchange Commission. This prohibition shall not apply, however, to (i) any purchase of stock made by and held by any one or more tax- or non-tax-qualified employee stock benefit plans which may be attributable to individual officers and directors and (ii) a negotiated transaction arrived at by direct negotiation between buyer and seller and involving more than 1% of the outstanding common stock of the Holding Company. The foregoing restrictions on purchases of common stock of the Holding Company shall be in addition to any restrictions that may be imposed by federal and state securities laws.

20.      RESTRICTIONS ON TRANSFER OF STOCK.

         All shares of the Conversion Stock which are purchased by Persons other than Directors and Officers shall be transferable without restriction, except in connection with a transaction proscribed by Section 21 of this Plan. Shares of Conversion Stock purchased by Directors and Officers of the Holding Company and the Savings Bank on original issue from the Holding Company (by subscription or otherwise) shall be subject to the restriction that such shares shall not be sold or otherwise disposed of for value for a period of one year following the date of purchase, except for any disposition of such shares following the death of the original purchaser. The shares of Conversion Stock issued by the Holding Company to Directors and Officers shall bear the following legend giving appropriate notice of such one-year restriction:

         "The shares represented by this Certificate may not be sold by the registered holder hereof for a period of one year from the date of issuance printed hereon, except in the event of the death of the registered holder."

         In addition, the Holding Company shall give appropriate instructions to the transfer agent for its common stock with respect to the applicable restrictions relating to the transfer of restricted stock. Any shares issued at a later date as a stock dividend, stock split or otherwise with respect to any such restricted stock shall be subject to the same holding period restrictions as may then be applicable to such restricted stock.

         The foregoing restriction on transfer shall be in addition to any restrictions on transfer that may be imposed by federal and state securities laws.

21.      RESTRICTIONS ON ACQUISITION OF STOCK OF THE HOLDING COMPANY.

         Upon Conversion, the articles of incorporation of the Holding Company shall prohibit any Person together with Associates or group of Persons acting in concert from offering to acquire or acquiring, directly or indirectly, beneficial ownership of more than 10% of any class of equity securities of the Holding Company, or of securities convertible into more than 10% of any such class, for at least five years following completion of the Conversion. The articles of incorporation of the Holding Company also shall provide that all equity securities beneficially owned by any Person in excess of 10% of any class of equity securities during such period shall be considered "excess shares," and that excess shares shall not be counted as shares entitled to vote and shall not be voted by any Person or counted as voting shares in connection with any matters submitted to the stockholders for a vote. The foregoing restrictions shall not apply to (i) any offer with a view toward public resale made exclusively to the Holding Company by underwriters or a selling group acting on its behalf, (ii) the purchase of shares by a Tax-Qualified Employee Stock Benefit Plan established for the benefit of the employees of the Holding Company and its subsidiaries, and (iii) any offer or acquisition approved in advance by the affirmative vote of two-thirds of the entire

Board of Directors of the Holding Company. Directors, Officers or employees of the Holding Company or the Savings Bank or any subsidiary thereof shall not be deemed to be Associates or a group acting in concert with respect to their individual acquisitions of any class of equity securities of the Holding Company solely as a result of their capacities as such.

22.      ADOPTION OF CAPITAL STOCK ARTICLES AND BYLAWS.

         As part of the Conversion, the Savings Bank shall take all appropriate steps to amend and restate its articles and bylaws to read in the form prescribed and authorized for a Illinois chartered savings bank in stock form.

23.      TAX RULINGS OR OPINIONS.

         Consummation of the Conversion is expressly conditioned upon prior receipt by the Savings Bank of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling or an opinion of counsel with respect to Illinois tax laws, to the effect that consummation of the transactions contemplated hereby will not result in a taxable reorganization under the provisions of the applicable codes or otherwise result in any adverse tax consequences to the Holding Company, the Savings Bank and its account holders receiving Subscription Rights before or after the Conversion, except in each case to the extent, if any, that Subscription Rights are deemed to have fair market value on the date such rights are issued.

24.      STOCK COMPENSATION PLANS.

         (a) The Holding Company and the Savings Bank are authorized to adopt Tax-Qualified Employee Stock Benefit Plans in connection with the Conversion, including without limitation the ESOP. Subsequent to the Conversion, the Holding Company and the Savings Bank are authorized to adopt Non-Tax Qualified Employee Stock Benefit Plans, including without limitation, stock option plans and restricted stock plans for directors, officers and employees, provided however that, with respect to any such plan implemented during the one-year period subsequent to the date of Conversion, any such plan (i) shall be disclosed in the proxy solicitation materials for the Special Meeting of Voting Members and in the Prospectus; (ii) in the case of stock option plans, shall have a total number of shares of common stock for which options may be granted of not more than 10% of the amount of shares issued in the Conversion; (iii) in the case of management or employee stock benefit plans, shall have a total number of shares of common stock of not more than 4% of the amount of shares issued in the Conversion; (iv) in the case of stock option plans and employee recognition and retention or stock grant plans, shall be submitted for approval by the holders of the common stock of the Holding Company no earlier than six months following consummation of the Conversion; and (v) shall comply with all other applicable requirements of the Commissioner and the FDIC.

         (b) Existing as well as any newly created Tax-Qualified Employee Stock Benefit Plans may purchase shares of Conversion Stock in the Offerings, to the extent permitted by the terms of such benefit plans and this Plan.

         (c) The Holding Company and the Savings Bank are authorized to enter into employment or severance agreements with their executive officers.

25.      DIVIDEND AND REPURCHASE RESTRICTIONS ON STOCK.

         (a) Subject to any applicable provisions of Illinois law and regulations of the Commissioner and the FDIC, following consummation of the Conversion, upon receipt of any required prior consent of the FDIC and the Commissioner, the Holding Company may repurchase shares of its Common Stock.

         (b) The Savings Bank may not declare or pay a cash dividend on its capital stock if the effect thereof would cause the regulatory capital of the Savings Bank to be reduced below the amount required for the liquidation account or otherwise required by the Commissioner or federal law.

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26.      EXPENSES OF CONVERSION.

         The Holding Company and Savings Bank may retain and pay for the services of legal, financial and other advisors to assist in connection with any or all aspects of the Conversion and such parties shall use their best efforts to ensure that such expenses are reasonable.

27.      ESTABLISHMENT AND FUNDING OF CHARITABLE FOUNDATION.

         As part of the Conversion, the Holding Company and the Savings Bank intend to cause a contribution of cash and common stock of the Holding Company to be made to the Foundation to be established by the Savings Bank which is intended to qualify as an exempt organization under Section 501(c)(3) of the Code. To fund the Foundation, the Savings Bank will contribute funds prior to completion of the Conversion or, immediately subsequent to the Conversion. The Holding Company will contribute authorized but unissued shares of Conversion Stock in an amount not to exceed 5% of the number of shares of Conversion Stock issued in the Conversion (provided, however, that such amount may be reduced by the Holding Company and the Savings Bank), cash or a combination thereof, subject to the receipt of any required regulatory approval, consent or non-objection. The Foundation is being formed in connection with the Conversion in order to complement the Savings Bank's existing community reinvestment activities and to share with the Savings Bank's local community as part of the Savings Bank's financial success as a locally headquartered, community minded, financial services institution.

         The Foundation will be dedicated to the promotion of charitable purposes including community development, grants, or donations to support housing assistance and affordable housing programs, not-for-profit community groups and other similar types of organizations or civic minded projects. In order to serve the purposes for which it was formed and maintain its qualification under Section 501(c)(3) of the Code, the Foundation may sell, on an annual basis, all or any portion of the common stock of the Holding Company contributed to it by the Holding Company and shall be deemed appropriate and in the best interests of the Foundation by the Trustees thereof.

         The Board of Directors of the Foundation may be comprised of individuals who are Officers and/or Directors of the Savings Bank or the Holding Company as well as other qualified individuals. The Board of Directors of the Foundation will be responsible for establishing the policies of the Foundation with respect to grants or donations, consistent with the stated purposes of the Foundation.

         The Conversion is not conditioned upon the establishment and funding of the Foundation. The establishment and funding of the Foundation as part of the Conversion is subject to the approval of the Voting Members by an affirmative vote of a majority of the votes eligible to be cast by Voting Members in person or by proxy at the Special Meeting. In the event that the Savings Bank Members approve this Plan, but not the Foundation, the Savings Bank may determine to complete the Conversion without the establishment of the Foundation and may do so without amending this Plan or obtaining any further vote of the Savings Bank's Members.

28.      EFFECTIVE DATE.

         The effective date of the Conversion shall be the date of the closing of the sale of all shares of Conversion Stock. The closing of the sale of all shares of Conversion Stock sold in the Subscription Offering, Community Offering and/or Syndicated Community Offering shall occur simultaneously and shall be conditioned upon the prior receipt of all requisite regulatory and other approvals.

29.      AMENDMENT OR TERMINATION OF THE PLAN.

         If deemed necessary or desirable by the Board of Directors of the Savings Bank, this Plan may be substantively amended, as a result of comments from regulatory authorities or otherwise, at any time prior to the solicitation of proxies from Members to vote on the Plan and at any time thereafter with the concurrence of the Commissioner. Any amendment to this Plan made after approval by the Members with the concurrence of the Commissioner and the Commissioner shall not necessitate further approval by the Members unless otherwise required by the Commissioner. This Plan shall terminate if the sale of all shares of Conversion Stock is not

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completed within 24 months from the date of the Special Meeting (subject to extension by the Commissioner). Prior to the Special Meeting, this Plan may be terminated by the Board of Directors of the Savings Bank without approval of the Commissioner; after the Special Meeting, the Board of Directors may terminate this Plan only with the approval of the Commissioner.

30.      INTERPRETATION.

         All interpretations of this Plan and application of its provisions to particular circumstances by a majority of the Board of Directors of the Holding Company and the Savings Bank shall be final, subject to the authority of the Commissioner.

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